EXHIBIT (a) (1) (F)

ExpressJet Holdings, Inc.

Notice of Guaranteed Delivery

This form or one substantially equivalent to this form must be used to accept the Offer to Exchange dated July 2, 2008 (the “Offer to Exchange”) of ExpressJet Holdings, Inc. (the “Company”) in the which the Company offers to repurchase all $128.2 million aggregate principal amount of its 4.25% Convertible Notes due 2023 (the “Notes”), whereby each $1,000 principal amount that is tendered and not withdrawn, would receive in exchange:

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a number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), equal to (i) the principal amount of the Notes tendered plus accrued and unpaid interest thereon through July 31, 2008 divided by (ii) 97.5% of the average closing sale price of the Common Stock for the five consecutive trading days ending on July 29, 2008, appropriately adjusted for any stock split, stock dividend, rights issuance or other distribution occurring during such five consecutive trading days (the “Stock Consideration”); or

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if the Company does not meet the conditions to using Common Stock in connection with its obligation to repurchase under the indenture governing the Notes, $1,000 in cash plus accrued and unpaid interest thereon through July 31, 2008 (the “Alternate Consideration”).

The consideration actually paid in connection with the Offer to Exchange, whether the Stock Consideration or the Alternate Consideration, including, in both cases, the cash paid in lieu of fractional shares of Common Stock, is referred to as the “Repurchase Consideration.”

The Offer will expire at 5:00 P.M., New York City time, on July 31, 2008, unless extended (as it may be extended, the “Expiration Date”). As described in the enclosed Offer to Exchange, if you are a registered holder of the Notes and wish to tender your Notes, but (1) the certificates for the Notes are not immediately available or (2) time will not permit the certificates for the Notes or other required documents to reach The Bank of New York Trust Company, N.A., as paying agent (the “Paying Agent”), before the Expiration Date, you may effect a tender of your Notes if (a) the tender is made through an Eligible Institution (as defined in the Letter of Transmittal relating to the Offer); (b) prior to the Expiration Date, the Paying Agent receives from an Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in this form, setting forth your name and address, and the amount of Notes you are tendering and stating that the tender is being made by Notice of Guaranteed Delivery; and (c) the Paying Agent receives the certificates for all physically tendered Notes (in proper form for transfer), a properly completed and duly executed Letter of Transmittal and Repurchase Notice that is attached as Annex A to the Company Repurchase Notice, with any required signature guarantees, and all other required documents. These documents may be sent by overnight courier, registered or certified mail or facsimile transmission. If you elect to use this procedure, you must also guarantee that within three New York Stock Exchange, Inc. (the “NYSE”) trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Notes (in proper form for transfer), a properly completed and duly executed Letter of Transmittal and Repurchase Notice that is attached as Annex A to the Company Repurchase Notice, with any required signature guarantees, and all other required documents will be deposited by the Eligible Institution with the Paying Agent.

The Paying Agent for the Offer to Exchange is:

THE BANK OF NEW YORK TRUST COMPANY, N.A. (as successor to Bank One, N.A.)

By Mail, Overnight Mail, Courier or Hand:

The Bank of New York Trust Company, N.A. Corporate Trust Department 101 Barclay—7E New York, NY 10286 Attn: Reorganization Division

By Facsimile:

(Eligible Institutions Only) (212) 298-1915

(Confirm by Telephone or for Information Call: (212) 815-3738 )

Delivery of this Notice of Guaranteed Delivery to an address or facsimile number other than as set forth above will not constitute valid delivery.

Ladies and Gentlemen:

Subject to the terms and conditions set forth in the Offer to Exchange and the accompanying Letter of Transmittal, the undersigned hereby tenders to the Company the Notes set forth below pursuant to the guaranteed delivery procedures described in the Offer to Exchange under the caption “The Offer to Exchange—Procedures for Tendering Notes.” The undersigned understands that tenders of Notes will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.

All authority conferred or agreed to be conferred by this Notice of Guaranteed Delivery shall not be affected by, and shall survive, the death or incapacity of the undersigned, and every obligation of the undersigned under this Notice of Guaranteed Delivery shall be binding upon the heirs, executors, administrators, trustees in bankruptcy, personal and legal representatives, successors and assigns of the undersigned.

Signature of Registered Holders(s) of	Dated:
Authorized Signatory	Address:

Names(s) of Registered Holder(s):	Area Code and Telephone No.:

Principal Amount of Securities Tendered:	If Notes will be delivered by book-entry transfer, check box: ☐

Certificate No.(s) of Securities	Paying Agent Account No.:

(if available):	Tendering Institution:

This Notice of Guaranteed Delivery must be signed by the Holder(s) exactly as their name(s) appear(s) on the certificate(s) for Notes or on a security position listing as the owner of Notes, or by person(s) authorized to become Holder(s) by endorsements and documents transmitted with this Notice of Guaranteed Delivery. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer or other person acting in a fiduciary or representative capacity, such person must provide the following information.
Please print name(s) and address(es)

Capacity:

Address(es):

DO NOT SEND NOTES WITH THIS FORM. NOTES SHOULD BE SENT TO THE PAYING AGENT TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS.

GUARANTEE

(Not To Be Used for Signature Guarantee)

The undersigned, a member of the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program (each, an “Eligible Institution”), hereby guarantees that the certificates representing the principal amount of Notes tendered hereby in proper form for transfer, together with any required signature guarantee and any other documents required by the Letter of Transmittal including the Repurchase Notice that is attached as Annex A to the Company Repurchase Notice, will be received by the Paying Agent at the address set forth above, no later than three NYSE trading days after the Expiration Date. The Eligible Institution that completes this form must communicate the guarantee to the Paying Agent and must deliver the Letter of Transmittal and Notes to the Paying Agent within the time period shown herein. Failure to do so could result in a financial loss to such Eligible Institution.

Name of Firm:

Authorized Signature:

Title:

Address:

Area Code and Telephone Number:

Dated: , 2008